Exhibit 2.1

                 ASSET PURCHASE AND PATENT ASSIGNMENT AGREEMENT



                                 by and between



                            DEGREES OF CONNECTION LLC

                                       and

                        YOUTHSTREAM MEDIA NETWORKS, INC.








                               September 22, 2003

                             TABLE OF CONTENTS                         Page

ARTICLE 1.    Purchase and Sale of Assets..............................2
  1.1   Certain Definitions............................................2
  1.2   Assets Purchased...............................................3
  1.3   Assets Excluded................................................3
  1.4   Assignment of All Patent Rights................................4
  1.5   Assignor Estoppel..............................................4
  1.6   No Assumption of Liabilities...................................4
  1.7   Purchase Price and Payment.....................................4
ARTICLE 2.    Closing..................................................4
  2.1   Closing Date...................................................4
  2.2   Execution of Documents.........................................5
  2.3   Post-Closing Obligations.......................................5
ARTICLE 3.    Representations and Warranties; Indemnification..........6
  3.1   YouthStream's Representations and Warranties...................6
  3.2   Indemnification................................................8
  3.3   Claims for Indemnification.....................................8
ARTICLE 4.    Miscellaneous............................................9
  4.1   Further Acts...................................................9
  4.2   Confidentiality...............................................10
  4.3   Survival......................................................12
  4.4   Transfer; Successors and Assigns..............................12
  4.5   Assignment....................................................12
  4.6   Notices.......................................................12
  4.7   No Waiver.....................................................13
  4.8   Severability..................................................13
  4.9   Delays or Omissions...........................................13
  4.10  Agreement Is Entire Contract..................................14
  4.11  Governing Law.................................................14
  4.12  Counterparts..................................................14
  4.13  Each Party to Bear Own Costs..................................14

                 ASSET PURCHASE AND PATENT ASSIGNMENT AGREEMENT

      This ASSET PURCHASE AND PATENT ASSIGNMENT AGREEMENT (this "Agreement") is made as of the 22nd day of September, 2003 (the "Effective Date"), by and between (i) Degrees of Connection LLC, a Delaware limited liability company ("Purchaser"), and (ii) YouthStream Media Networks, Inc. ("YouthStream"), a Delaware corporation (with the Purchaser and YouthStream a "Party" and together the "Parties") with reference to the following:

                                    RECITALS
                                    --------

     WHEREAS, on January 17, 1997 Andrew P. Weinreich ("Weinreich") and twelve other inventors (collectively, the "Inventors") filed with the United States Patent and Trademark Office a patent application entitled "Method and apparatus for constructing a network database and system," which was granted as of January 16, 2001 as United States patent number 6,175,831 (the "Six Degrees Patent");

     WHEREAS, the Six Degrees Patent was assigned by the Inventors to Macroview Communications Corp, which later changed its name to "six degrees, inc." ("Six Degrees");

     WHEREAS, Six Degrees and the Inventors developed the Technology (as such term is defined hereafter) in order to provide an online service that, among other things, allowed users to build relationship networks;

     WHEREAS, Six Degrees was acquired by and became a wholly owned subsidiary of YouthStream; and

     WHEREAS, the Purchaser desires to purchase from YouthStream and Six Degrees, and YouthStream desires that it and Six Degrees assign and sell to the Purchaser, the Technology and certain intellectual property rights therein and thereto, including without limitation the Six Degrees Patent and Other Patents, as set forth more specifically herein


                               TERMS OF AGREEMENT
                               ------------------

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                     ARTICLE 1. Purchase and Sale of Assets
                                ---------------------------

     1.1  Certain Definitions
          -------------------
          As used in this Agreement the following definitions shall apply.

          (a)  The "Technology" shall mean any or all of the following:

               (i) All computer source and object code and files, software assets and other digital assets, documentation, user manuals, instruction manuals, designs, files, lists, records, configuration settings, specifications, bug fixes, problem reports, workarounds, and works of authorship, whether embodied in software, firmware, or otherwise, belonging to Six Degrees that implement or relate to the Patent and Other Patents, or that were used by Six Degrees for its online service, with the exception of any such materials that YouthStream does not possess and with the further exception of any such materials that are licensed from third parties and that YouthStream is not entitled to assign to the Purchaser (collectively, the "Code Base"); and

               (ii) inventions (whether or not patentable), devices (whether or not protected by a utility model right), tools, methods, processes, industrial design, improvements, and technology, and all instantiations of the foregoing in any form and embodied in any media, related to the Six Degrees Patent and Other Patents.

          (b) "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith, but only such rights as are owned by YouthStream or Six Degrees or in which YouthStream or Six Degrees has a right or interest of any type or description, confirmed or contingent.

               (i)  The Six Degree Patent;

               (ii) The Other Patents as such term is hereinafter defined;

               (iii) All rights assigned by operation of the assignment document attached hereto as exhibit "A" (the terms of which are hereby incorporated herein by reference);

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               (iv) All trade secrets and other rights in know-how and
                    confidential or proprietary information, associated with the Technology;

               (v) All copyrights (including moral rights), copyright applications and registrations throughout the world, in and to the Technology; and

               (vi) Any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          (c) "Other Patents" shall mean United States and foreign patents, patent applications, patentable inventions, reissues, extensions, renewals, re-examinations, divisions, continuations, continuations-in-part, and equivalent or similar rights owned by YouthStream or Six Degrees, if any, other than the Six Degrees Patent itself, that are: (i) based in whole or in part upon the Six Degrees Patent and technology, (ii) blocking of or improvements on the Six Degrees Patent; or (iii) apply to related inventions contained in the Six Degrees technology (collectively, the "Other Patents").

     1.2  Assets Purchased
          ----------------
     Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing YouthStream and Six Degrees hereby transfer to the Purchaser, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever, the Technology and the Intellectual Property Rights.

     1.3  Assets Excluded
          ---------------
     Notwithstanding anything herein to the Contrary, the assets purchased herein shall not include, nor shall purchase thereof entitle the Purchaser to practice, the following:

          (a) Any domain names, trademarks, service marks, trade dress, or the like;

          (b)  Any customer lists, accounts, user lists, or the like;

          (c) Any off-the-shelf third party software, or any third party software that is not necessary or useful for operation of the Technology;

          (d) Any computer or networking equipment, or any other personal property except as may be incidental to the assignment and delivery of the Technology and the Intellectual Property Rights.

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     1.4  Assignment of All Patent Rights
          -------------------------------
     This Agreement is for the assignment of all rights for the Six Degrees Patent and the Other Patents. The Parties acknowledge that under United States law a patent is, more specifically, a right to exclude others from making, using, offering for sale, or selling the invention throughout the United States or importing the invention into the United States. The assignor, Six Degrees, relinquishes in perpetuity all rights inherent and appurtenant to the Six Degrees Patent and Other Patents. As the assignee, Purchaser assumes all rights, including the right to assign or license the patent further. Because this is an assignment of all rights under the patent and not a license of any kind, Six Degrees as the assignor does not retain the right to terminate this Agreement after Closing, as set forth below.

     1.5  Assignor Estoppel
          -----------------
     As assignor, YouthStream and Six Degrees agree and acknowledge that they are estopped by this Agreement from challenging the validity of the Six Degrees Patent or the Other Patents. Furthermore they shall not, directly or indirectly, claim, challenge, or testify against the validity of such patents, for themselves or on behalf of others. Purchaser has paid valuable consideration for the patent and has a reasonable expectation of freedom from challenges from YouthStream and Six Degrees which would diminish such patents' certainty and value.

     1.6  No Assumption of Liabilities
          ----------------------------
     The Purchaser shall not assume, in whole or in part, any liabilities arising before the Effective Date associated with the Technology or the Intellectual Property Rights thereto.

     1.7  Purchase Price and Payment
          --------------------------
     Subject to the terms and conditions of this Agreement, and in consideration with the sale, assignment, and transfer of the Technology and associated Intellectual Property Rights thereto, the Purchaser shall pay to YouthStream the aggregate amount of seven hundred thousand dollars (US$700,000) (the "Purchase Consideration")..

                               ARTICLE 2. Closing
                                          -------

     2.1  Closing Date.
          -------------
     The closing of the purchase of assets described herein (the "Closing") shall be deemed to occur as of the date of mutual execution of this Agreement by the Parties, which shall be September 22, 2003 unless a different date is mutually agreed by the Parties. Closing shall take place via facsimile and express delivery service of certain documents, and payment of funds, as set forth in this ARTICLE 2.

     2.2  Execution of Documents
          ----------------------
     (a) At Closing each Party shall execute and notarize where indicated, an original counterpart of this Agreement, as well as the patent assignment document attached hereto as Exhibit "A," and then transmit to counsel for the other Party a facsimile copy of such executed counterpart document.

     (b) The Purchaser shall, upon receipt by their counsel of the foregoing facsimile, issue wire transfer instructions to pay the Purchase Consideration set forth in Section 1.7 to an account designated by YouthStream, and shall transmit to counsel for YouthStream a confirmation of the wire transfer or similar acknowledgement from the Purchaser's financial institution. The Purchaser shall use all reasonable efforts to ensure that the wired funds are in fact transferred to such account within one business day.

     (c) Upon confirmation by the Parties that their respective counsel have received the facsimile documents described in Sections 2.2(a) and 2.2(b), each Party shall send to the other by recognized overnight courier service that copy's original, executed (and notarized, as applicable) counterpart of this Agreement, including its Exhibits.

     (d) Following Closing the purchasers shall be entitled transmit the aforementioned patent assignment document, completed as may be necessary or useful, together with a recordation form, to the United States Patent Office for recordation. The Parties recognize that time is of the essence because according to United States law (35 USC ss. 261) failure to promptly record patent assignment documents makes such assignments void as against subsequent parties who purchase the applicable patent without notice of the assignment. YouthStream agrees to cooperate in facilitating the recordation of assignment of the Six Degrees Patent and the Other Patents, and shall not, directly or indirectly, assist any other Party in asserting that it owns such patents.

     2.3  Post-Closing Obligations
          ------------------------
     Within ten business days after the Effective Date YouthStream shall deliver the following to the Purchaser:

     (a) Substantially all of the Code Base at such time, in such format (electronic if available), and at such facilities as the Purchaser may reasonably designate.

     (b) A statement describing with reasonable specificity, any portion of the Code Base that to the best of YouthStream's knowledge: (i) is not owned by YouthStream, or (ii) that YouthStream may not fully assign to the Purchaser.

     (c) A copy of all documents and agreements in YouthStream's possession, that either document or effect the acquisition by YouthStream of the Technology and the Intellectual Property Rights, including without limitation: (i) all proprietary information agreements, invention assignments, or other assignment documents between the Inventors on the one hand, and Six Degrees or YouthStream on the other; (ii) the agreement of merger or similar agreement, or portion thereof pertaining to assignment of the Technology and related Intellectual Property Rights, between Six Degrees and YouthStream; and (iii) any software

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development agreement, web design agreement, or similar agreements, and any proprietary information, invention assignment, or other assignment agreements, pertaining to the development and acquisition of the Code Base.

     (d) A copy of any resolutions enacted by the Board of Directors or shareholders of YouthStream and Six Degrees, authorizing and approving this Agreement and the transactions contemplated hereby, certified by the Secretary of the applicable company.

           ARTICLE 3. Representations and Warranties; Indemnification
                      -----------------------------------------------

     3.1  YouthStream's Representations and Warranties.
          ---------------------------------------------
     YouthStream represents and warrants the following as of the Effective Date. YouthStream's representation and warranty with respect to Sections 3.1(f) through 3.1(m) shall be limited to matters within the knowledge or awareness of YouthStream's Board of Directors, and YouthStream's senior managers as of the Effective Date.

     (a) YouthStream and Six Degrees are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, reorganization, or rehabilitation of either company.

     (b) YouthStream has the corporate power and authority to execute and deliver this Agreement on behalf of itself and Six Degrees, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. YouthStream and Six Degrees have taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

     (c) The execution and delivery of this Agreement by YouthStream, the performance by YouthStream and Six Degrees of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not contravene any provision of either company's Certificate of Incorporation, Bylaws, or other organizational or governing document,

     (d) This Agreement has been duly executed and delivered by or on behalf of both YouthStream and Six Degrees and constitutes the legal, valid and binding obligation of both companies, enforceable against both companies in accordance with its terms.

     (e) As of Closing there is no action, suit or proceeding against YouthStream, Six Degrees, the Technology, or any of the Intellectual Property Rights before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, pending or threatened, including without limitation actions to limit, cancel, or challenge the validity of the Six Degrees Patent (collectively, "Proceedings") wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would restrain, prohibit or invalidate the transactions contemplated by this Agreement, questions the legality of such transactions, or adversely affect the Purchaser's right to own the Technology or the Intellectual Property Rights.

     (f) Neither YouthStream nor Six Degrees have adjudicated, settled, or otherwise resolved any threatened or actual Proceedings.

     (g) There is no specific information to suggest that a Proceeding will occur.

     (h) There are no undisclosed co-inventors of the Six Degrees Patent, and no undisclosed co-authors or other rights holders with respect to the Code Base.

     (i) None of the Technology or the Intellectual Property Rights have been licensed or assigned to any third party.

     (j) Execution of this Agreement, performance by YouthStream and Six Degrees of their obligations hereunder, and completion of the contemplated transactions, will not (A) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against YouthStream or Six Degrees, (B) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract to which YouthStream or Six Degrees are a party, (C) result in or require the creation or imposition of any lien or other encumbrance upon or with respect to any of the Technology or the Intellectual Property Assets; (D) give to any person a right or claim against YouthStream or Six Degrees, or (E) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person, except for recordation of assignment documents with various patent and copyright offices.

     (k) There is no specific information to suggest that the Six Degrees Patent is invalid, or that there is prior art that would invalidate the Six Degrees Patent. The foregoing shall not be deemed to apply to assertion by any third party to YouthStream without providing specific details that such party considers the patent weak, unenforceable or difficult to uphold.

     (l) Upon the consummation of the transactions contemplated hereby, Purchaser will have acquired and will own all of the Technology and the Intellectual Property Rights. YouthStream and Six Degree have good and marketable title to the Technology and the Intellectual Property Assets free and clear of any and all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever.

     (m) YouthStream and Six Degrees have been in compliance with all laws, regulations and orders applicable to the Technology and the Intellectual Property Assets.

     3.2  Indemnification
          ---------------
     (a) YouthStream shall indemnify, defend and hold harmless the Purchaser from and against, and shall reimburse the Purchaser against and in respect of, any and all claims, charges, suit, demands, losses, costs, expenses, obligations, liabilities, damages, remedies, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses"), that Purchaser or its agents, employees, or successors shall incur or suffer and that arise from (i) any breach or inaccuracy of any of YouthStream's representations and warranties; and (ii) any failure by YouthStream to perform or comply with any covenant or agreement contained in Exhibit "A."

     (b) The Purchaser shall indemnify, defend, and hold harmless YouthStream against, and shall reimburse YouthStream against and in respect of, any and all Losses that YouthStream or its agents, employees, or successors shall incur or suffer and that arise any failure by the Purchaser to perform or comply with any covenant or agreement contained in this Agreement or Exhibit "A."

     (c) No due diligence or other investigation made by or on behalf of the Purchaser with respect to the Technology or the Intellectual Property Rights shall be deemed to affect the Purchaser's reliance on the representations, warranties, covenants and agreements made by YouthStream herein, and shall not be deemed to be a waiver of the Purchaser's rights to indemnity or reimbursement as herein provided.

     3.3  Claims for Indemnification
          --------------------------
     (a) A Party seeking indemnification from the other hereunder (the "Indemnitee") shall give to the party from which indemnification is sought (the "Indemnitor") written notice (a "Claim Notice") of any claim which is subject to the indemnity obligations set forth in Section 3.2 with sufficient promptness so as not to prejudice the Indemnitor's interests in respect of such claim and any obligation of indemnity arising therefrom. The Claim Notice shall set forth, to the best of the Indemnitee's knowledge, all facts and other information with respect to the claim, including without limitation the anticipated amount of Losses or reasonable estimate thereof. The failure to give prompt notice shall not affect the rights of the Indemnitee to indemnity hereunder, except to the extent that such failure either shall have materially prejudiced the Indemnitor in the defense of such claim or shall have materially increased the amount of the obligation of the Indemnitor.

     (b) The Indemnitor receiving a Claim Notice may object to such Claim Notice by delivering written notice of such objection to the Indemnitee within fifteen
(15) days after receipt of the applicable Claim Notice. If the Indemnitor does not timely object to a Claim Notice in accordance with this Section 3.3, the Indemnitor shall, within thirty (30) days after receipt of the Claim Notice, either (i) pay the amount of the claim set forth in the Claim Notice, if a

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monetary amount is involved, or (ii) if a claim of a third party is involved, have the right to assume the defense of such claim.

     (c) Indemnitor shall have the right to conduct and control, through counsel of its own choosing which counsel shall be reasonably satisfactory to Indemnitee, the defense of any such claim or any action arising therefrom; provided, that in conducting the defense of any such claim or action, Indemnitor shall, and shall cause its counsel to, consult with Indemnitee and its counsel, if any, selected by it, and shall keep such counsel, if any, and Indemnitee fully advised of the progress thereof. Indemnitee shall notify in writing Indemnitor promptly after the assertion of any claim, which may be the basis for indemnification hereunder and Indemnitor shall promptly arrange for counsel reasonably satisfactory to Indemnitee to defend such action. If Indemnitor does not or is unable to provide counsel acceptable to Indemnitee within 15 days after notification of such claim, Indemnitee may within reason select counsel of its own choosing to defend such claim. Moreover, in the event Indemnitee reasonably determines that it must retain counsel to respond to a third party proceeding before such 15-day period or in the event Indemnitee has hired counsel in connection with a third party proceeding before Indemnitee becomes aware of the likely existence of a claim against Indemnitor, Indemnitee may continue to employ such counsel to conduct and control the applicable proceeding until substitute counsel chosen by Indemnitor, if any, is reasonably able to assume control of the matter. Nothing herein contained shall prevent Indemnitee from retaining its own counsel at its own cost and expense under other circumstances.

     (d) No settlement of any claim for which indemnification is sought hereunder shall be made without the prior written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld or delayed.

     (e) No claim for indemnification shall be made by an Indemnitee under this
Section 3.3, unless and until the aggregate of all Losses subject to indemnification exceeds $5,000, and then only for Losses in excess of such amount, which amount shall be treated as a one-time deductible against the aggregate of all claims by the Indemnitee.

                            ARTICLE 4. Miscellaneous
                                       -------------

     4.1  Further Acts
          ------------
     Each Party shall at its own expense take any and all actions, and shall execute, notarize, and deliver any and all documents and instruments, that shall be necessary or appropriate to give full force and effect to this Agreement and the transactions contemplated hereby and thereby. Without limiting the foregoing YouthStream shall, upon the request of the Purchaser or its assignee(s), communicate any facts known to YouthStream and Six Degrees relating to the Intellectual Property Rights, testify in any legal proceeding relating thereto, and execute all lawful papers including without limitation any copyright or patent registrations and filings.

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     4.2  Confidentiality
          ---------------
     (a) The following shall be deemed "Confidential Information" with respect to this Agreement, whether in oral, written, graphic, electronic or any other form. (i) The content and substance of this Agreement, and of that certain "Letter of Intent" and "Term Sheet" entered into by the Parties or related parties on or about September 19, 2003, including without limitation the amount of Purchase Consideration.

          (ii) Any matters discussed or negotiated between the Parties (or their agents or affiliates), and all nonpublic information obtained by YouthStream concerning the Purchasers and related parties, in the course of negotiating this Agreement, the Letter of Intent, or the Term Sheet, or in the course of conducting the transactions that are the subject of this Agreement.

          (iii) The Code Base;

          (iv) The Technology;

          (v) The Intellectual Property, except to the extent embodied in the form of a patent or published patent application;

          (vi) All information disclosed by YouthStream to Purchaser as set forth in Sections 2.3(a), 2.3(b), and 2.3(d).

     (b) As of the Effective Date YouthStream may use all Confidential Information only for purposes of furthering the transactions contemplated herein, for its own recordkeeping and accounting purposes, and for no other purpose whatsoever. YouthStream shall not otherwise use any Confidential Information nor shall it disclose any Confidential Information to any third party, except with the advance written consent of the Purchaser. YouthStream shall strictly maintain the confidentiality of the Confidential Information using at least the same degree of care customarily used by Recipient to protect its own most important confidential information, but under no circumstances less than a high degree of care.

     (c) As a condition precedent to YouthStream's right to disclose Confidential Information to any employee, agent, contractor, consultant, service professional (including without limitation attorney, accountant, bookkeeper, or business consultant), board member, advisor, or other person associated with YouthStream (collectively, "Other Party"), YouthStream shall ensure that such Other Party is either under a statutory duty of confidentiality or has executed a written agreement containing a duty of confidentiality to YouthStream equivalent to YouthStream's duty of confidentiality hereunder. YouthStream shall disclose Confidential Information to Other Parties solely on a "need to know" basis. As between YouthStream and the Purchaser any breach by Other Parties of

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such duty with respect to the Confidential Information shall be deemed a breach by YouthStream hereunder, as if YouthStream itself had made such breach. YouthStream hereby assigns to the Purchaser, on a nonexclusive basis, now and in the future, any and all rights of YouthStream with respect to such breaches, including without limitation the right to make and prosecute legal and equitable claims against Other Parties for breach thereof.

     (d) Notwithstanding the applicable duties and restrictions of this Section 4.2(b) and 4.2(c), YouthStream shall bear no liability to Purchaser with respect to use or disclosure of a portion of the Confidential Information to the extent that YouthStream may demonstrate by written evidence that through no breach of any duty of confidentiality owed by YouthStream to Purchaser or to any other party, such portion:

          (i) is at the time of its disclosure to YouthStream by Purchaser already in YouthStream's lawful possession;

          (ii) is or becomes lawfully received by YouthStream, without restriction on its use or disclosure, from a third party having no duty of confidentiality to Purchaser or to any third party with respect to such portion, but only as of the time of such lawful receipt by YouthStream;

          (iii) lawfully is or becomes part of the public domain, but only as of the time such portion so becomes a part of the public domain; or

          (iv) is lawfully, independently developed by YouthStream without reference to or use of the Confidential Information, but only as of the time of such independent development.

     (e) YouthStream may make such disclosure of Confidential Information as shall be required to comply with the order of a Court of competent jurisdiction or with a mandatory requirement of a governing regulatory body, provided that YouthStream shall, upon first becoming aware of any requirement for disclosure, first notify Purchaser in writing of such requirement, and shall take such steps as Purchaser may reasonably require in order to enable the Purchaser to challenge, avoid, obtain a protective order concerning, or mitigate the effects of any such disclosure. YouthStream agrees that it shall not, directly or indirectly, challenge or oppose the Purchaser's efforts with respect thereto.

     (f) Notwithstanding the foregoing, YouthStream may make such disclosure concerning the transaction as required by applicable securities laws and regulations, and to the extent practicable will provide Purchaser with such proposed release in advance of release.

     4.3  Survival
          --------
     The representations, warranties and covenants set forth in ARTICLE 3 and this ARTICLE 4 shall survive Closing. The obligations set forth in ARTICLE 2 shall survive by their own terms for as long as necessary to complete the transactions contemplated herein.

     4.4  Transfer; Successors and Assigns
          --------------------------------
     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.5  Assignment
          ----------
     YouthStream may not assign this Agreement or any rights or obligations hereunder without the express written consent of the Purchaser, and any attempt to do so otherwise shall be void and without effect. The Purchaser may assign this Agreement, may further assign or license any or all of the Technology or the Intellectual Property Rights, and may cause any assignments and assignment recordations with respect to the Intellectual Property Rights to be made in the name of their assignee(s).

     4.6  Notices.
          --------
     Any notice required in connection with this Agreement shall be given in writing and shall be deemed effective upon personal delivery, five days after deposit in the United States mail, first class postage prepaid, or immediately if sent by electronic mail or confirmed facsimile followed by another permitted delivery method, in each case addressed to the party entitled to such notice at the following or at such other address as such party may designate by written notice under this Section 4.6 to the other Party.

            If to Purchaser

                  Reid Hoffman
                  C/O LinkedIn
                  1804 N. Shoreline Blvd, Suite 210
                  Mountain View, CA  94043
                  Facsimile: (650) 968-8618
                  Email: rhoffman@linkedin.com
                         ---------------------

            With a courtesy copy to:

                  Gil Silberman
                  Genesis LLP
                  725 Florida Street #18
                  San Francisco, CA  94110
                  Facsimile: (415) 285-7405
                  Email: gsilberman@genesisllp.com
                         -------------------------

            If to YouthStream:

                  Jonathan V. Diamond, CEO
                  YouthStream Media Networks, Inc.
                  Facsimile:
                  Email: jvd@aol.com
                         -----------


            With a courtesy copy to:


                  Howard Weinreich
                  Morris Zelnick Rose & Lander
                  405 Park Avenue, Suite 1401
                  New York, NY 10022
                  Facsimile: (212) 838-9190
                  Email: hweinreich@mzrl.com
                         -------------------

     4.7  No Waiver
          ---------
     No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

     4.8  Severability
          ------------
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

     4.9  Delays or Omissions
          -------------------
     No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

     4.10 Agreement Is Entire Contract
          ----------------------------
     This Agreement, together with all exhibits hereto, constitutes the entire contract between the parties hereto with regard to the subject matter hereof, and supersedes all prior or contemporaneous negotiations, agreements or representations between the Parties in respect thereof. This Agreement may not be amended, modified or supplemented with respect to any given Purchaser except in a writing duly executed by the Parties.

     4.11 Governing Law
          -------------
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

     4.12 Counterparts
          ------------
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     4.13 Each Party to Bear Own Costs.
          -----------------------------
     Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

          [signature page follows]

     IN WITNESS WHEREOF, the Parties by their duly authorized representatives have caused this Agreement to be executed as of the Purchase Date first set forth above.

DEGREES OF CONNECTION LLC


By:   /s/ REID HOFFMAN                  Date: September 22, 2003
      ------------------------------         ---------------------
      Reid Hoffman, Member


By:   /s/ MARCUS PINCUS                 Date: September 22, 2003
      ------------------------------         ---------------------
      Mark Pincus, Member

YOUTHSTREAM MEDIA NETWORKS, INC.



By:  /s/ JONATHAN V. DIAMOND            Date: September 22, 2003
      ------------------------------         ---------------------
      Jonathan V. Diamond, CEO

                                   SCHEDULE A

                                       to

                 ASSET PURCHASE AND PATENT ASSIGNMENT AGREEMENT

                     ADDIGNMENT OF U.S. PATENT NO. 6,175,831



                    [rest of page intentionally omitted]

                                  ASSIGNMENT OF
                                  -------------

                            U.S. PATENT NO. 6,175,831
                            -------------------------


     six degrees, inc., a Delaware Corporation, is the Assignor (owner) of U.S. Patent No. 6,175,831 (hereinafter "the `831 patent") titled "Method and Apparatus for Constructing a Networking Database and System," as recorded in the Assignment Division of the United States Patent and Trademark Office.

     Degrees of Connection LLC the Assignees (buyers), are desirous of obtaining all rights, title and interest in, to and under the `831 patent. The address for the Assignees is 1804 North Shoreline, Boulevard, Suite 210, Mountain View, CA 94043.

     Therefore, for good and valuable consideration, the receipt and sufficiency of which we, the Assignor, hereby acknowledge, we have sold, assigned, transferred and set over, and hereby sell, assign, transfer and set over to the Assignees all right, title and interest in, to and under the `831 patent including all reissues, extensions, renewals, divisions, continuations or continuations-in-part based in whole or in part upon the `831 patent, the same to be held and enjoyed by the Assignees for their own use and benefit fully and entirely as if the same would have been held and enjoyed by the Assignor had this Assignment not been made.

     We hereby authorize the Commissioner of Patents and Trademarks of the United States, and any official of any other country empowered to issue patents, to record this Assignment, and to transfer the `831 patent to the Assignees as owners of all rights, title and interest therein, or otherwise as the Assignee may direct, in accordance with the terms of this Assignment.

     We hereby represent and warrant that we have the full right to convey the entire right and interest herein assigned, that there are no rights or interests outstanding inconsistent with the rights and interests granted herein, and that we will not execute any instrument or grant or transfer any rights or interests inconsistent with the rights and interests granted herein.

     We hereby covenant and agree that we will, upon request of the Assignee, communicate to the Assignee any facts known to us relating to the `831 patent and the history thereof, testify in any legal proceeding, execute all lawful papers, including without limitation all divisional, continuing and reissue applications and all rightful oaths and declarations, and generally do all further acts which may be deemed necessary by the Assignee to obtain and enforce proper protection for the `831 patent.

      The Assignor has executed this document on the date indicated below.



By:   /s/ JONATHAN V. DIAMOND
      ------------------------------  Date:  September 22, 2003
Name:  Jonathan V. Diamond

Title: President and Chief Executive Officer

At:    New York, New York





State of:   New York

County of:  New York

Before me personally appeared said Jonathan V. Diamond and acknowledge the foregoing instrument to be his free act and deed this 22nd day of September, 2003.


                                                /s/ DINAH STOLLER
                         Seal                   ------------------------------
                                                      (notary public)


                                         DINAH STOLLER

                                         Notary Public, State of New York

                                         No. 01ST3858740

                                         Qualified in Kings County

                                         Commission Expires September 30, 2005